Exhibit 7.2

                                Power-of-Attorney


   The undersigned, ATOCHA, L.P., a Texas limited partnership (hereinafter "Atocha"), having its principal business address at 6429 Georgetown Pike, McLean, Virginia 22101, DOES HEREBY APPOINTS THOMAS J. CIRRITO as the Attorney-in-Fact of Atocha, to be the true and lawful Attorney-in-Fact of Atocha, conferring upon him, authority and power to buy, sell and trade public and private shares, futures, bonds, Mutual funds and/or any other financial instruments on behalf of Atocha; to set up Stock of Future accounts in the name of Atocha and to manage trades or assign others to manage trades in these accounts; to use Atocha's funds to set up other corporations, partnerships, trusts or individuals; to arrange for loans to Atocha and to use Atocha's property as collateral for said loan; to set up and to close or terminate, bank accounts of any type, in any currency, anywhere in the world, in Atocha's name and to act as the trustee and manager of those accounts; to sign any agreements on behalf of Atocha and to bind Atocha to any agreement relating to any transaction allowed under this Power-of-Attorney. The Attorney-in-Fact has the authority to sign any resolutions needed to open the accounts authorized under this Power-of-Attorney and to act for Atocha in all matters relating to the opening, management, funds transfers and closing of said accounts.

   IN WITNESS WHEREOF, this Power-of-Attorney is granted on this 20th day of November, 1998.

                                    ATOCHA, L.P.


                                    By: /s/ Thomas J. Cirrito
                                     -------------------------------
                                        Thomas J. Cirrito
                                        General Partner, Atocha, L.P.